EXHIBIT 2.3

                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement ("the Agreement"), dated as of May 12, 1999 (the "Closing Date") and effective as of January 4, 1999 (the "Effective Date"), is made by and between 5th Avenue Channel Corp., a Florida corporation ("5th Avenue"), and International Broadcast Consultants of America, Inc., a Florida corporation ("IBC"), and Eric Lefkowitz ("Lefkowitz") and Ivan Rothstein ("Rothstein"), the shareholders of IBC.

                                   WITNESSETH:

         WHEREAS, IBC is engaged in the business of merchandising a wide variety of products through television, mass markets, direct purchase, and other marketing venues, as well as representing manufacturers and their products; and

         WHEREAS, 5th Avenue desires to purchase substantially all of the assets and business operations of IBC (collectively, the "Assets");

         WHEREAS, IBC and its sole shareholders, Lefkowitz and Rothstein, desire to sell the Assets to 5th Avenue; and

         WHEREAS, the parties have negotiated a purchase and sale of the Assets, upon terms and conditions provided herein.

         NOW, THEREFORE, in consideration of the above recitals, the covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. PURCHASE OF ASSETS. Subject to the terms and conditions set forth herein, 5th Avenue shall purchase, and IBC shall sell, the Assets, as listed on
SCHEDULE 1 hereto, in exchange for 300,000 shares of 5th Avenue common stock, par value $0.001 per share ("5th Avenue Shares"), and $450,000 in cash, to be paid by 5th Avenue to IBC as follows:

                  (a) 300,000 5th Avenue Shares shall be issued by 5th Avenue to IBC at Closing, with the stock certificates representing such Shares to be delivered to IBC within ten (10) business days following the Closing, and thereafter such 5th Avenue Shares shall be included in the 5th Avenue registration statement on Form SB-2, which is currently on file with the U. S. Securities and Exchange Commission, File No. 33-41459, but not yet effective, or in a newly filed registration statement substituting such pending registration statement; and

                  (b) $450,000 in cash payable by 5th Avenue to IBC pursuant to the terms of a Non-Negotiable Promissory Note (the "Note") dated as of the Closing Date(a copy of which Note is attached as Exhibit "A" hereto), which Note shall be guaranteed by Melvin Rosen, President and CEO of 5th Avenue pursuant to a form of Guaranty attached as Exhibit "B" hereto.

                  The sale, transfer, conveyance and assignment of the Assets by IBC to 5th Avenue shall be effected on the Closing Date by IBC's execution and delivery to 5th Avenue of an instrument of transfer in the form attached hereto as EXHIBIT "C" (the "Bill of Sale"). At the Closing, all of the Assets shall be transferred by IBC to 5th Avenue free and clear of any and all liens, encumbrances, mortgages, security interests, pledges, claims, equities and other restrictions or charges of any kind or nature whatsoever and 5th Avenue shall be the sole owner of all right, title and interest in and to the Assets.

                  Except as otherwise agreed in writing by 5th Avenue and IBC, 5th Avenue shall not assume or otherwise be responsible at any time for any liability, obligation, debt or commitment of IBC,


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Lefkowitz or Rothstein, whether absolute or contingent, accrued or unaccrued, asserted or unasserted, or otherwise, including but not limited to any liabilities, obligations, debts or commitments of IBC, Lefkowitz or Rothstein
(i) incident to, arising out of or incurred with respect to this Agreement and the transactions contemplated hereby (including any and all sales, use, income or other taxes arising out of the transactions contemplated hereby) or (ii) which otherwise arise or are asserted or incurred by reason of events, acts or transactions occurring, or the operation of IBC's business prior to, on or after the Effective Date.

         2. REPRESENTATIONS AND WARRANTIES OF 5TH AVENUE. 5th Avenue hereby makes the following representations and warranties to IBC, subject to and except as otherwise set forth in 5th Avenue's Annual Report on Form 10-KSB for the year ended December 31, 1997 (the "5th Avenue Form 10-KSB") or in the Schedules referred to herein and incorporated into this Agreement by this reference:

                  (a) CORPORATE ORGANIZATION. 5th Avenue is duly organized, validly existing and in good standing under the laws of the State of Florida and has full corporate power, authority and legal right to own its properties and to conduct the businesses in which it is now engaged. 5th Avenue is duly licensed or qualified to transact business as a foreign corporation and is in good standing in each jurisdiction where the ownership or lease of its assets or the operation of its businesses requires such qualification, except where the failure to be so qualified would not have a material adverse effect on the business, operations, property or financial or other condition of 5th Avenue taken as a whole. All of the capital stock of the subsidiaries of 5th Avenue is owned of record and beneficially by 5th Avenue.

                  (b) AUTHORITY. 5th Avenue has the corporate power and authority to execute and deliver this Agreement and to perform all of its covenants and agreements hereunder. The execution and delivery of this Agreement by 5th Avenue, the performance by 5th Avenue of its covenants and agreements hereunder and the consummation by 5th Avenue of the transactions contemplated hereby have been duly authorized by all necessary corporate action.

                  (c) ENFORCEABILITY. This Agreement has been duly executed and delivered and constitutes the valid and legally binding obligation of 5th Avenue, enforceable against 5th Avenue in accordance with its terms except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium or similar laws affecting the enforcement of creditors' rights generally or by the principles governing the availability of specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in equity or at law), including requirements of reasonableness and good faith in the exercise of rights and remedies thereunder; (ii) applicable laws and court decisions which may limit or render unenforceable certain terms and provisions contained therein, but which do not substantially interfere with the practical realization of the benefits thereof, except for the economic consequences of any procedural delay which may be imposed by, relate to or result from such laws and court decisions; and (iii) the limitations on the enforceability of the securities indemnification provisions set forth herein by reason of matters of public policy.

                  (d) NONCONTRAVENTION. Neither the execution and delivery of this Agreement by 5th Avenue, nor the consummation of the transactions contemplated hereby, nor the performance by 5th Avenue of its covenants and agreements hereunder (i) violates any provision of the Articles of Incorporation or By-Laws of 5th Avenue; (ii) violates any existing law, statute, ordinance, regulation, or any order, judgment or decree of any court or governmental agency to which 5th Avenue is a party or by which any of its assets is bound; or (iii) conflicts with or will result in any breach of any of the terms of or constitute a default under or result in the termination of or the creation of any lien pursuant to the terms of any indenture, mortgage, real property lease, securities purchase agreement, credit or loan agreement or other material agreement to which 5th Avenue is a party or by which 5th Avenue or any of its assets is

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bound, to the extent such violation thereof, conflict therewith, breach thereof, default thereunder or termination thereof would have a material adverse effect.

                  (e) CAPITALIZATION. As of the Closing Date, the authorized capital stock of 5th Avenue consists of (i) 5,000,000 shares of preferred stock, $.001 par value per share (the "5th Avenue Preferred Stock"), of which no shares are issued and outstanding; and (ii) 50,000,000 shares of 5th Avenue common stock, $.001 par value per share (the "5th Avenue Common Stock"), of which, currently there are approximately 9,000,000 shares issued and outstanding.
SCHEDULE 2(E) attached hereto sets forth a list of all options, warrants or other securities exercisable for, convertible into or exchangeable for 5th Avenue Preferred Stock or 5th Avenue Common Stock or other subscription, commitments or agreements for 5th Avenue to issue 5th Avenue Preferred Stock or 5th Avenue Common Stock.

                  (f) APPROVALS. Except as may be required under federal and state securities laws (which have been or, in the case of compliance required on a post-sale basis, will be complied with), the execution, delivery and performance of this Agreement by 5th Avenue does not require (i) the consent, waiver, approval, license or authorization of or any filing with any person or any governmental authority; or (ii) the approval or authorization of the shareholders of 5th Avenue.

                  (g) LEGAL PROCEEDINGS. Except as set forth on SCHEDULE 2(G), attached hereto, there are no (i) actions, suits, claims, investigations or legal, or administrative or arbitration proceedings pending or, to the best knowledge of 5th Avenue, threatened against or affecting 5th Avenue, whether at law or in equity, or before or by any governmental authority or (ii) judgments, decrees, injunctions or orders of any governmental authority or arbitrator against 5th Avenue which, in any case, could have a material adverse effect on 5th Avenue's business, operations, property or financial condition.

                  (h) FINANCIAL STATEMENTS. The audited consolidated financial statements of 5th Avenue as of December 31, 1998 included in the 5th Avenue Form 10-KSB (the "5th Avenue Financial Statements") were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may have been indicated in the notes thereto or to the extent footnotes thereto have been omitted) and fairly present (subject to normal audit adjustments) the financial position of 5th Avenue at the dates thereof and the consolidated results of the operations and statement of changes in financial position for the periods then ended.

                  (i) ABSENCE OF UNDISCLOSED LIABILITIES. Except as disclosed in
Schedule 2 (i) or in the 5th Avenue Form 10-KSB or as incurred in the ordinary course of business subsequent to December 31, 1998, as of the date hereof (i) to the best of its knowledge, 5th Avenue has no material liability of any nature (matured or unmatured, fixed or contingent) that was not provided for or disclosed therein, and (ii) to the best knowledge of 5th Avenue, all liability reserves established by 5th Avenue set forth in the 5th Avenue Financial Statements were adequate in all material respects for the purposes indicated therein.

                  (j) NO CHANGE. Since December 31, 1998 there has not been (i) any material adverse change in the condition (financial or otherwise), operations, results of operations, assets, liabilities, business or prospects of 5th Avenue taken as a whole; (ii) any material liability or obligation (contingent or otherwise) incurred by 5th Avenue, other than current liabilities (or obligations) or capital leases incurred in the ordinary of business; (iii) any asset or property of 5th Avenue made subject to a lien of any kind, except
(A) liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on 5th Avenue's books in accordance with generally accepted principles; (B) landlords', carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like liens arising in the ordinary course of business, provided that payments for the related products or services are not overdue for a period of more than 60 days or are being contested in good faith and by appropriate proceedings; (C) pledges or

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deposits in connection with worker's compensation, unemployment insurance and other social security legislation; (D) deposits to secure the performance of contracts, bids, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature; (E) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business; and (F) liens which, in the aggregate, are not material in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of 5th Avenue's business;
(iv) any waiver of any material valuable right of 5th Avenue, or the cancellation of any material debt or claim held by 5th Avenue; (v) any payment of dividends on, or other distributions with respect to, or any direct or indirect redemption or acquisition of, any shares of 5th Avenue Common Stock, or any agreement or commitment therefor; (vi) any mortgage, pledge, sale, assignment or transfer of any tangible or intangible assets of 5th Avenue, except, with respect to tangible assets, in the ordinary course of business;
(vii) any loan by 5th Avenue to any officer, director, employee or shareholder of 5th Avenue, or any agreement or commitment therefor; (viii) any material damage, destruction or loss (whether or not covered by insurance) which does or may adversely affect the condition (financial or otherwise), operations, results of assets, property, business or prospects of 5th Avenue; or (ix) any change in the accounting methods or practices followed by 5th Avenue.

                  (k) TAXES. Except as indicated in SCHEDULE 2(K) attached hereto, 5th Avenue has accurately prepared and timely filed, or has had accurately prepared and timely filed on its behalf, or has filed appropriate extensions of time to file, all tax returns which, to its knowledge, are required to be filed by it, and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (other than those the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with generally accepted accounting principles have been provided on the books); and, to its knowledge, no tax liens have been filed nor claims being asserted with respect to any such taxes, fees or other charges

                  (l) DISCLOSURE. The representations or warranties made by 5th Avenue in this Agreement or in any other document or certificate furnished in connection herewith did not contain at the time made or, if set forth herein, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they are made, not misleading in any material respect. There is no fact known to 5th Avenue that has a material adverse effect or, other than general economic conditions in the industry in which 5th Avenue operates, that 5th Avenue reasonably believes will in the future not have a material adverse effect, which has not been set forth in this Agreement.

         3. REPRESENTATIONS AND WARRANTIES OF IBC, LEFKOWITZ AND ROTHSTEIN. IBC, Lefkowitz and Rothstein, jointly and severally, hereby make the following representations and warranties to 5th Avenue, subject to and except as otherwise disclosed in the attached schedules:

                  (a) RECEIPT OF CORPORATE INFORMATION. All requested documents, records and books pertaining to 5th Avenue have been delivered to IBC, Lefkowitz and Rothstein, and all of IBC's, Lefkowitz's and Rothstein's questions and requests for information as to 5th Avenue have been answered to their satisfaction.

                  (b) RISKS. Each of IBC, Lefkowitz and Rothstein acknowledge and understand that the acquisition of the 5th Avenue Shares involves a high degree of risk in that (i) they may not be able to liquidate the investment in the event of an emergency; (ii) transferability of such shares is extremely limited; and (iii) in the event of a disposition of such shares, IBC, Lefkowitz and Rothstein could sustain

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

a complete loss of their entire investment. IBC, Lefkowitz and Rothstein are each sufficiently experienced in financial and business matters to be capable of evaluating the merits and risks of an investment in 5th Avenue; IBC, Lefkowitz and Rothstein have evaluated such merits and risks, including risks particular to their situations; and IBC, Lefkowitz and Rothstein have determined that their investment in 5th Avenue is suitable for them.

                  (c) INVESTMENT INTENT. The 5th Avenue Shares are being acquired by IBC, Lefkowitz and Rothstein for their own account with no present intention of distributing the 5th Avenue Shares to others, except, in the case of IBC, for the expected distribution of such shares to Lefkowitz and Rothstein, as the sole shareholders of IBC, in connection with the expected dissolution and liquidation of IBC within a reasonably short time after the Closing. Neither IBC, nor Lefkowitz nor Rothstein has any contract, undertaking, agreement or arrangement with any person to sell, transfer or otherwise distribute to any person or to have any person sell, transfer or otherwise distribute the 5th Avenue Shares. Neither IBC, nor Lefkowitz nor Rothstein are presently engaged, nor plan to engage within the presently foreseeable future, in any discussion with any person regarding such a sale, transfer or other distribution of the 5th Avenue Shares or any interest therein.

                  (d) COMPLIANCE WITH FEDERAL AND STATE SECURITIES LAWS. IBC, Lefkowitz and Rothstein understand that the 5th Avenue Shares have not been registered under the Securities Act. IBC, Lefkowitz and Rothstein understand that they may have to hold the 5th Avenue Shares indefinitely unless and until the sale or other transfer thereof is subsequently registered under the Securities Act or an exemption from such registration is available. IBC, Lefkowitz and Rothstein understand that their right to transfer the 5th Avenue Shares will be subject to certain restrictions, which include restrictions against transfer under the Securities Act and applicable state securities laws. In addition to such restrictions, IBC, Lefkowitz and Rothstein realize that they may not be able to sell or dispose of the 5th Avenue Shares as there may be no public or other market for the 5th Avenue Shares. IBC and its shareholders understand that certificates evidencing the 5th Avenue Shares shall bear a legend substantially as follows:

                  THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY APPLICABLE STATE LAW. THEY MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR PLEDGED UNLESS REGISTERED UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE LAW OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS.

                  (e) CORPORATE ORGANIZATION. IBC: (i) is duly organized, validly existing and in good standing under the laws of the State of Florida;
(ii) has full corporate power, authority and legal right to own its properties and to conduct its business in which it is now engaged; (iii) is duly licensed or qualified to transact business as a foreign corporation and is in good standing in each jurisdiction where the ownership or lease of its assets or the operation of its business requires such qualification, except where the failure to be so qualified would not have a material adverse effect on its business, operations, properties or financial or other condition taken as a whole; and
(iv) does not have any subsidiaries and does not own any equity interest in any other business entity. True, correct and complete copies of IBC's Articles of Incorporation and Bylaws as presently in effect have been delivered by IBC to 5th Avenue. As of the Closing Date, 100% of the issued and outstanding shares of IBC's capital stock are held by Lefkowitz and Rothstein in equal 50% portions.

                  (f) CORPORATE RECORD BOOKS. The corporate minute books of IBC, to the full extent they exist, have been made available to 5th Avenue. To the extent such records are not available or in existence, Lefkowitz and Rothstein, constitute the holders of all of the outstanding shares of voting

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stock of IBC under IBC's Articles of Incorporation, Bylaws, as well as under applicable law, to ratify, adopt and approve same, and have ratified, adopted and approved the transaction described herein and all prior actions of the officers, Board of Directors and shareholders of IBC.

                  (g) AUTHORITY. IBC and each of Lefkowitz and Rothstein have full power and authority to enter into this Agreement and the agreements contemplated hereby and perform their respective obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and all other agreements and transactions contemplated hereby have been duly authorized by the Board of Directors and the shareholders of IBC and no other corporate proceedings on its part are necessary to authorize this Agreement and the transactions contemplated hereby.

                  (h) ENFORCEABILITY. This Agreement and all other agreements contemplated hereby to be entered into by IBC, Lefkowitz and/or Rothstein have been duly executed and delivered by them and constitute the valid and legally binding obligations of IBC, Lefkowitz and Rothstein, enforceable against each of them in accordance with their terms except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium or similar laws affecting the enforcement of creditors' rights generally or by the principles governing the availability of specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in equity or at law), including requirements of reasonableness and good faith in the exercise of rights and remedies thereunder; (ii) applicable laws and court decisions which may limit or render unenforceable certain terms and provisions contained therein, but which do not substantially interfere with the practical realization of the benefits thereof, except for the economic consequences of any procedural delay which may be imposed by, relate to or result from such laws and court decisions; and (iii) the limitations on the enforceability of the securities indemnification provisions set forth herein by reason of matters of public policy.

                  (i) NONCONTRAVENTION. Neither the execution and delivery of this Agreement by IBC, Lefkowitz and Rothstein nor the consummation of the transactions contemplated hereby, nor the performance by IBC, Lefkowitz and Rothstein of their respective covenants and agreements hereunder (i) violates any provision of the Articles of Incorporation or ByLaws of IBC; (ii) violates any existing law, statute, ordinance, regulation, or any order, judgment or decree of any court or governmental agency to which IBC is a party or by which any of the Assets are bound; or (iii) conflicts with or will result in any breach of any of the terms of or constitute a default under or result in the termination of any agreement to which IBC, Lefkowitz and/or Rothstein is a party or the creation of any lien pursuant to the terms of any indenture, mortgage, real property lease, securities purchase agreement, credit or loan agreement or other agreement to which IBC, Lefkowitz and Rothstein is a party or by which IBC, Lefkowitz or Rothstein or any of the Assets are bound, to the extent such violation thereof, conflict therewith, breach thereof, default thereunder or termination thereof would have a "Material Adverse Effect" as hereinafter defined. "Material Adverse Effect" as used with respect to IBC and the Assets means any circumstances, state of facts or matters which might reasonably be expected to have an adverse effect in respect of the Assets or business of IBC resulting in a 20% or greater reduction in net sales or net worth of IBC or the value of the Assets.

                  (j) NO ENCUMBRANCES. IBC, Lefkowitz and Rothstein represent that IBC is the sole owner, legally and beneficially, of the Assets, free and clear of all liens, pledges, encumbrances and claims of every kind and that upon execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder, all legal and beneficial ownership of the Assets will be validly transferred to and vested in 5th Avenue free and clear of all liens, pledges, encumbrances and claims of every kind. As a result, 5th Avenue will be the sole owner of the Assets.

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                  (k) APPROVALS. Except as may be required under federal and state securities laws (which have been or, in the case of compliance required on a post-sale basis, will be complied with), the execution, delivery and performance of this Agreement by IBC, Lefkowitz and Rothstein does not require the consent, waiver, approval, license or authorization of or any filing with any person or any governmental authority.

                  (l) FINANCIAL STATEMENTS. SCHEDULE 3(L) hereto is a copy of IBC's unaudited balance sheet as of March 31, 1999. IBC has no liability, whether accrued, absolute or contingent, that is not reflected on said balance sheet. Since the balance sheet date, to the best knowledge of the IBC, Lefkowitz and Rothstein, there has not been any change that would or has had a Material Adverse Effect.

                  (m) CONTRACTS. SCHEDULE 3(M) contains a true and complete list of all agreements related to or involving IBC's business or under which IBC or any of the Assets are subject or bound in any respect, including, without limiting the generality of the foregoing, any and all: contracts and agreements for the purchase, sale or lease of inventory, goods, materials, equipment, hardware, supplies or other personal property, or for the performance or furnishing of services; contracts and agreements for the sale or lease of products or the furnishing of services for which IBC received payment in advance of delivering such products or furnishings such services and have not yet delivered such products or furnished such services; joint venture, partnership or other contracts, agreements or arrangements involving the sharing of profits; agreements containing any covenant or covenants which purport to limit the ability or right of IBC, Lefkowitz or Rothstein to engage in any aspects of IBC's business or compete in any aspect of such business with any person or entity; agreements, contracts or arrangements pursuant to which IBC has appointed any organization or person to act as its distributor or sales agent or pursuant to which IBC has been appointed as a distributor or sales agent by any third party; and licenses, sub-licenses and other contracts and agreements to which IBC, Lefkowitz or Rothstein is a party or otherwise subject relating to patents, trademarks, trade names or copyrights or applications for any thereof, inventions, trade secrets or other proprietary know-how or technical assistance.

                           A complete and accurate copy of each written
contract, agreement and other document or relationship identified on SCHEDULE 3(M) has been delivered or made available to 5th Avenue or, if oral, a complete and accurate summary thereof has been delivered to 5th Avenue. Except as set forth on SCHEDULE 3(M) hereto, all of the contracts and agreements described on
SCHEDULE 3(M) are valid, binding and enforceable in accordance with their respective terms, are in full force and effect and were entered into in the ordinary course of business on an "arms-length" basis. Except as set forth on
SCHEDULE 3(M), IBC is not in breach or default under any of such agreements and, to the best knowledge of IBC, Lefkowitz and Rothstein, no occurrence or circumstance exists which constitutes (with or without the giving of notice or the lapse of time or both) a breach or default by the other party thereto. Neither IBC, Lefkowitz nor Rothstein have been notified or advised by any party to an agreement of such party's intention or desire to terminate or modify any such contract or agreement.

                  (n) REAL PROPERTY. IBC does not own and has never owned any real property. Neither Lefkowitz nor Rothstein own or have owned any real property that has been used in any aspect of IBC's business. SCHEDULE 3(N) hereto is an accurate, complete, current, and complete list of each lease or sublease of real property to which IBC is a party or by which IBC may be bound, and a description of the real property leased thereunder. With respect to each lease or sublease described on SCHEDULE 3(N) hereto: (i) IBC has been in peaceful possession of the property leased thereunder and neither IBC nor the landlord (to the knowledge of IBC) is in default thereunder; (ii) no waiver, indulgence or postponement of any of the obligations thereunder has been granted by the lessee or lessor thereunder; and (iii) there exists no event, occurrence, condition, or act known to IBC which upon notice or lapse of time would be or become a default thereunder. IBC has not violated or breached any provision of any such lease or sublease, and

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all obligations required to be performed by IBC under any such lease or sublease have been fully and properly performed.

                  (o) LEGAL PROCEEDINGS. Except as identified and described in
SCHEDULE 3(O) attached hereto, there is no claim, action, obligation, liability, expense, lawsuit, demand, inquiry, investigation, notice of violation, or other proceeding pending or, to the best knowledge of IBC, Lefkowitz and Rothstein threatened against any IBC, Lefkowitz or Rothstein which would prevent IBC, Lefkowitz or Rothstein from entering into or performing their respective obligations under this Agreement, or which, if adversely determined, would have a Material Adverse Effect. There is no order, judgment, injunction, or other ruling by any governmental, regulatory or administrative outstanding against IBC, Lefkowitz or Rothstein having, or which, insofar as can be reasonably foreseen of any kind, in the future may have, a Material Adverse Effect.

                  (p) COMPLIANCE WITH LAW AND APPLICABLE GOVERNMENT REGULATIONS. IBC is presently complying in all material respects of its operations, practices, real property, plants, structures, and other property, and all other aspects of IBC's business, with all applicable regulations and orders, including, but not limited to, all regulations relating to the safe conduct of business, environmental protection, quality and labeling, antitrust, taxes, consumer protection, equal opportunity, discrimination, health, sanitation, fire, zoning, building and occupational safety where such failure or failures would individually or in the aggregate have a Material Adverse Effect. There are no claims pending, nor to the best knowledge of IBC, Lefkowitz or Rothstein are there any claims threatened, nor has IBC, Lefkowitz or Rothstein received any written notice, regarding any violations of any regulations and orders enforced by anyone claiming jurisdiction over IBC, Lefkowitz or Rothstein, including any requirement of Occupational Safety and Health Administration or any pollution and environmental control agency (including air and water). SCHEDULE 3(P) hereto sets forth all permits, licenses, orders, franchises and approvals from all federal, state, local and foreign governmental regulatory bodies held by IBC relating to the operation of IBC's business.

                  (q) ABSENCE OF UNDISCLOSED LIABILITIES. Neither IBC nor Lefkowitz nor Rothstein has any material liability of any nature (matured or unmatured, fixed or contingent) that has not been disclosed in writing to 5th Avenue.

                  (r) TAXES. IBC has accurately prepared and timely filed, or has had accurately prepared and timely filed on its behalf, all tax returns which, to IBC's, Lefkowitz's and Rothstein's knowledge, are required to be filed by IBC, and IBC has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its respective properties and all other taxes, fees or other charges imposed on it or any of its properties by any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (other than those the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with generally accepted accounting principles have been provided on the books); and, to IBC's, Lefkowitz's and Rothstein's knowledge, no tax liens have been filed nor have claims been asserted with respect to any such taxes, fees or other charges.

                  (s) DISCLOSURE. To the best of IBC's, Lefkowitz's and Rothstein's knowledge, the representations or warranties made by IBC, Lefkowitz and Rothstein in this Agreement or in any other document or certificate furnished in connection herewith did not contain at the time made or, if set forth herein, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they are made, not misleading in any material respect. There is no fact known to IBC, Lefkowitz and Rothstein that has a Material Adverse Effect or, other than general economic conditions in the industry in which IBC operates, that IBC, Lefkowitz and Rothstein reasonably believe will in the future have a Material Adverse Effect, which has not been set forth in this Agreement.

                  (t) BROKERAGE. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon IBC, Lefkowitz or Rothstein.

         4. REGISTRATION OF 5TH AVENUE SHARES. 5th Avenue agrees to amend its pending registration statement on Form SB-2, File No. 33-41459, or to file a new registration statement to include the 5th Avenue Shares, and shall diligently pursue completion of such filing and undertake its best efforts to have such registration statement declared effective by the Securities and Exchange Commission (the "SEC") as soon as reasonably practicable.

                  (a) OBLIGATIONS OF 5TH AVENUE. In connection with the registration of the 5th Avenue Shares pursuant to this Section 4, 5th Avenue shall:

                           (i) Prepare and file any necessary amendments
(including post-effective amendments) and supplements to the registration statement and the prospectus used in connection with the registration statement and take such other reasonable action as may be necessary to have the registration statement declared effective by the SEC and keep the registration statement effective until the 5th Avenue Shares are capable of full and complete public sale without registration under the Securities Act and to comply with the provisions of the Securities Act and the Securities Exchange Act of 1934 (the "Exchange Act"), and the rules and regulations thereunder, with respect to the disposition of the 5th Avenue Shares;

                           (ii) Notify IBC, Lefkowitz and Rothstein, after
becoming aware thereof, (A) when the registration statement or the prospectus included therein or any prospectus amendment or supplement or post-effective amendment has been filed and, with respect to the registration statement or any post-effective amendment, when the same has become effective, or (B) of any request by the SEC for amendment of or supplement to the registration statement or related prospectus or for additional information;

                           (iii) Furnish promptly to IBC, Lefkowitz and
Rothstein such reasonable number of copies of a prospectus, and all amendments and supplements thereto, in conformity with the requirements of the Securities Act, and such other documents as IBC and its shareholders may reasonably request in order to facilitate their disposition of the 5th Avenue Shares;

                           (iv) Use its best efforts to register and qualify the
5th Avenue Shares under the securities or blue sky laws of such states as shall be reasonably requested by IBC and its shareholders, and prepare and file in those states such amendments (including post-effective amendments) and supplements and to take such other actions as may be necessary to maintain such registration and qualification in effect at all times during the period 5th Avenue is required to maintain the registration statement effective, and to take all other actions necessary or advisable to enable the disposition of such securities in such states, provided that 5th Avenue shall not be required in connection therewith or as a condition thereto to subject itself to taxation, to qualify to do business or to file a general consent to service of process in any such states; and

                           (v) Notify IBC, Lefkowitz and Rothstein, at any time
when a prospectus relating to the 5th Avenue Shares is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in the registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. 5th Avenue shall promptly amend or supplement the registration statement to correct any such untrue statement or omission, and provide IBC, Lefkowitz and Rothstein with an amended or supplemented prospectus with respect to the 5th Avenue Shares that corrects such untrue statement or omission.

                  (b) IBC OBLIGATIONS. It shall be a condition precedent to the obligations of 5th Avenue to IBC, Lefkowitz and Rothstein to take any action pursuant to this Section 4 that IBC, Lefkowitz and Rothstein shall furnish to 5th Avenue such information regarding (i) the Assets, (ii) IBC, Lefkowitz and Rothstein, (iii) the 5th Avenue Shares acquired by IBC pursuant to this Agreement, (iv) other shares of 5th Avenue common stock held by IBC, Lefkowitz and Rothstein, and the intended method of disposition of such securities as shall be reasonably required to effect the registration of the 5th Avenue Shares acquired by IBC, Lefkowitz and Rothstein pursuant to this Agreement, and the intended method of disposition of such shares, and IBC, Lefkowitz and Rothstein shall execute such documents in connection with such registration as 5th Avenue may reasonably request.

                  (c) EXPENSES OF REGISTRATION. All expenses incurred by 5th Avenue in complying with this section, including, without limitation, registration and filing fees, fees and expenses of complying with state securities and blue sky laws, printing expenses, and fees and disbursements of 5th Avenue's counsel and accountants, shall be paid by 5th Avenue.

                  (d) INDEMNIFICATION RELATING TO REGISTRATION.

                           (i) 5th Avenue shall indemnify and hold harmless IBC,
Lefkowitz and Rothstein within the meaning of the Securities Act or the Exchange Act (each a "Seller Indemnified Party" and collectively, the "Seller Indemnified Parties"), against any losses, claims, damages, expenses or liabilities (joint or several) to which any of them may become subject under the Securities Act, the Exchange Act, or otherwise, insofar as such losses, claims, damages, expenses or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, a "Violation"): (A) any untrue statement or alleged untrue statement of a material fact contained in the registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (B) the omission or alleged omission to state therein information required to be stated therein, or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (C) any violation or alleged violation by 5th Avenue of the Securities Act, the Exchange Act, or any state securities or blue sky law; and 5th Avenue shall reimburse each Seller Indemnified Party, promptly as such expenses are incurred, for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, damage, liability, action or proceeding; provided, however, that the indemnity agreement contained in this section shall not apply to amounts paid in settlement of any such loss, claim, damage, expense, liability, action or proceeding if such settlement is effected without the consent of 5th Avenue, which consent shall not be unreasonably withheld, nor shall 5th Avenue be liable in any such case for any such loss, claim, damage, expense, liability, action or proceeding to the extend that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in the registration statement by IBC or its shareholders.

                           (ii) Promptly after receipt by an indemnified party
under this Section 4 of notice of the commencement of any action (including any governmental action), such Seller Indemnified Party shall, if a claim in respect thereof is to be made against 5th Avenue under this section, deliver to 5th Avenue a written notice of the commencement thereof and 5th Avenue shall have the right to participate in and, to the extent it so desires, to assume control of the defense thereof with counsel mutually satisfactory to 5th Avenue and the indemnified parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by 5th Avenue, if, in the reasonable opinion of counsel for the Seller Indemnified Party, representation of such Seller Indemnified Party by the counsel retained by 5th Avenue would be inappropriate due to actual or potential differing interests between such party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to 5th Avenue within a reasonable time of the commencement of any such action shall relieve 5th Avenue of any liability to the Seller Indemnified Party under this section only to the extent prejudicial to 5th Avenue's ability to defend such action, but the omission so to deliver written notice to 5th Avenue shall not relieve it of any liability that is may have to any Seller Indemnified Party otherwise than under this section. The indemnification required by this section shall be made by periodic payments of the amount thereof during the course of the investigation or defense, promptly as such expense, loss, damage or liability is incurred.

                           (iii) To the extent any indemnification by 5th Avenue
is prohibited or limited by law, or is otherwise unavailable to or insufficient to hold harmless a Seller Indemnified Party, 5th Avenue agrees to make the maximum contribution with respect to any amounts for which it would otherwise be liable under this section, provided that no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

         5. CLOSING DATE; DELIVERIES BY THE PARTIES. The closing of the sale of the Assets (the "Closing") shall occur contemporaneously with the execution and delivery of this Agreement and all other documents and materials to be executed and delivered as contemplated herein. Such Closing shall include or shall be promptly followed by the following deliveries:

                  (a) DOCUMENTS TO BE DELIVERED BY IBC, LEFKOWITZ AND ROTHSTEIN. IBC, Lefkowitz and Rothstein has delivered or caused to be delivered, or promptly will deliver, to 5th Avenue the following:

                           (i) The Bill of Sale duly executed by the President
of IBC and conveying all right, title and interest in and to the Assets, together with all of its manually signed and available copies of its agreements, bills of sale and receipts for payments for the Assets, documents of title, registrations and any other papers providing evidence of the ownership of the Assets by IBC; and

                           (ii) such other instruments, documents and
certificates, if any, as are required to be delivered pursuant to the provisions of this Agreement or that may be reasonably requested in furtherance of the provisions of this Agreement.

                  (b) DOCUMENTS TO BE DELIVERED BY 5TH AVENUE. 5th Avenue has delivered or caused to be delivered, or promptly will deliver, to IBC:

                           (i) a letter to Continental Stock Transfer requesting
the issuance of two stock certificates each in the amount of 150,000 5th Avenue Shares, representing the 5th Avenue Shares being issued to IBC in connection with this Agreement;

                           (ii) the Note in the form attached hereto as EXHIBIT
"A" to evidence the $450,000 deferred payment obligation of 5th Avenue to IBC under this Agreement;

                           (iii) a Guaranty of Melvin Rosen, in the form
attached hereto as Exhibit "B", guaranteeing the promissory note of 5th Avenue; and

                           (iv) such other instruments, documents and
certificates, if any, as are required to be delivered pursuant to the provisions of this Agreement, or that may be reasonably requested in furtherance of the provisions of this Agreement.

         6. GENERAL INDEMNIFICATION.

                  (a) INDEMNIFICATION BY 5TH AVENUE. 5th Avenue hereby agrees to indemnify and holds harmless IBC, Lefkowitz and Rothstein in respect of any and all losses, claims, demands, judgments, expenses, or liabilities, including all attorneys' fees and court costs in any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before an arbitrator ("Adverse Consequence") suffered by IBC, Lefkowitz and Rothstein in connection with each and all of the following:

                           (i) Any material misrepresentation or material breach
of any representation or warranty made by 5th Avenue in this Agreement or other document attached hereto or delivered to IBC by 5th Avenue in connection with the transactions contemplated hereby;

                           (ii) The material breach of any covenant, agreement,
or obligation of 5th Avenue contained in this Agreement or any other instrument specifically contemplated by this Agreement; or

                           (iii) Any misrepresentation contained in any
statement in writing or certificate furnished by 5th Avenue pursuant to this Agreement or in connection with the transactions contemplated by this Agreement, which results in a material adverse effect on 5th Avenue's business, operations or property.

                  (b) INDEMNIFICATION BY IBC. IBC, Lefkowitz and Rothstein hereby agree to indemnify and hold harmless 5th Avenue and its directors, officers, employees and agents in respect of any and all Adverse Consequences incurred by 5th Avenue in connection with each and all of the following:

                           (i) Any material misrepresentation or material breach
of any representation or warranty made by IBC, Lefkowitz or Rothstein in this Agreement or other document attached hereto or delivered to 5th Avenue by IBC, Lefkowitz or Rothstein in connection with the transactions contemplated hereby;

                           (ii) The material breach of any covenant, agreement,
or obligation of IBC, Lefkowitz or Rothstein contained in this Agreement or any other instrument specifically contemplated by this Agreement; or

                           (iii) Any material misrepresentation contained in any
statement in writing or certificate furnished by IBC, Lefkowitz or Rothstein pursuant to this Agreement or in connection with the transactions contemplated by this Agreement

                  (c) PROCEDURE FOR INDEMNIFICATION. Whenever any claim shall arise for indemnification hereunder, the party seeking indemnification (the "Indemnitee") shall promptly notify the other party (the "Indemnitor") of the claim and, when known, the facts constituting the basis for such claim. If any claim for indemnification hereunder results from or is in connection with any claim or Adverse Consequence by a person who is not a party to this Agreement ("Third Party Claim"), such notice shall also specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnitee shall give the Indemnitor prompt notice of any such claim and the Indemnitor shall undertake the defense thereof by representatives of its own choosing, reasonably satisfactory to the Indemnitee, at the expense of the Indemnitor. The Indemnitee shall have the right to participate in any such defense of a Third Party Claim with advisory counsel of its own choosing, at its own expense. If the Indemnitor, within a reasonable time after notice of any such Third Party Claim, fails to defend, the Indemnitee or any affiliate of the Indemnitee shall have the right to undertake the defense, compromise or settlement of such Third Party Claim on behalf of, and for the account of, the Indemnitor, at the expense and risk of the Indemnitor. The Indemnitor shall not, without the Indemnitee's written consent, settle or compromise any such Third Party Claim or consent to entry of any judgment that does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnitee and the Indemnitee's directors, officers, employees and agents, an unconditional release from all liability in respect of such Third Party Claim. The Indemnitee shall not pay any claim covered by this right to indemnification prior to giving the Indemnitor the notice of such claim required by this Section 6 and the opportunity provided herein to handle the claim itself.

                  (d) PAYMENT. All indemnification hereunder shall be effected upon demand by payment of cash or delivery of a cashier's check in the amount of the indemnification liability.

         7. NOTICES. All notices, reports and other communications hereunder to 5th Avenue or to IBC, Lefkowitz and Rothstein shall be in writing, shall refer specifically to this Agreement and shall be hand delivered or sent by facsimile transmission or by registered mail or certified mail, overnight courier, return receipt requested, postage prepaid, in each case to the respective persons and addresses specified below (or to such other persons or addresses as may be specified in writing to the other party):

             If to 5th Avenue, to:      5th Avenue Channel Corp.
                                        Attn: Melvin Rosen, President
                                        3957 N.E. 163rd Street
                                        North Miami Beach, Florida 33160
                                        Fax No.: (305) 919-8154

If to IBC or its shareholders, to:      International Broadcast Consultants of
                                        America, Inc.
                                        Attn:  Eric Lefkowitz and Ivan Rothstein
                                        3957 N.E. 163rd Street
                                        North Miami Beach, Florida 33160
                                        Fax No.:  (305) 945-9974

                  Any notice or communication given in conformity with this section shall be deemed to be effective when received by the addressee if delivered by hand or overnight courier or by facsimile (with confirmed receipt), and three days after mailing, if mailed.

         8. NO IMPLIED WAIVERS; RIGHTS CUMULATIVE. No failure on the part of any of the parties to this Agreement to exercise and no delay in exercising any right, power, remedy or privilege under this Agreement or provided by statute or at law or in equity or otherwise, including, without limitation, the right or power to terminate this Agreement, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

         9. PAYMENT OF LIABILITIES; DISCHARGE OF LIENS.

                  (a) IBC, Lefkowitz and Rothstein shall satisfy and discharge as the same shall become due, all of their respective liabilities, obligations, debts and commitments including but not limited to tax liabilities of IBC, Lefkowitz and Rothstein, except for liabilities for taxes being disputed by IBC, Lefkowitz and Rothstein in good faith, which shall be satisfied and discharged upon resolution of any such dispute.

                  (b) If following the Closing Date any other liens, encumbrances, mortgages, security interests, pledges, claims, or other restrictions or charges whatsoever arising out of acts of omissions of IBC, Lefkowitz and Rothstein shall exist or be levied upon 5th Avenue or the Assets, then IBC, Lefkowitz and Rothstein shall promptly notify 5th Avenue and shall, at their own cost and expense, promptly take such action as may be necessary to discharge the same by bond or otherwise. If IBC, Lefkowitz or Rothstein shall fail to discharge any such lien, encumbrance, mortgage, security interest, pledge claim, or other restriction or charge, 5th Avenue may do so, in which event IBC, Lefkowitz and/or Rothstein shall pay to 5th Avenue on demand the amount paid by 5th Avenue together with 5th Avenue's losses, and reasonable costs and expenses, including reasonable attorneys' fees and expenses.

         10. MISCELLANEOUS.

                  (a) FURTHER ASSURANCES. At any time, and from time to time, each party shall execute such additional instruments and take such action as may be reasonably requested by any other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

                  (b) COSTS AND EXPENSES. 5th Avenue hereby agrees to pay all of its own costs and expenses incurred in negotiating this Agreement and consummating the transactions described herein. Further, 5th Avenue agrees to pay all of the reasonable out of pocket costs and expenses of IBC and its shareholders in negotiating this Agreement and consummating the transactions described herein, including, without limitation, the reasonable fees and expenses of legal counsel for IBC and its shareholders and any costs incurred by such legal counsel for appraisals of the Assets.

                  (c) ENTIRE AGREEMENT. This Agreement, including all schedules and exhibits thereto, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof. It supersedes all prior negotiations, letters and understandings relating to the subject matter hereof.

                  (d) AMENDMENT. This Agreement may not be amended, supplemented or modified in whole or in part except by an instrument in writing signed by all parties hereto.

                  (e) ASSIGNMENT. This Agreement may not be assigned by any party hereto without the prior written consent of the other party.

                  (f) CHOICE OF LAW. This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of Florida, without giving effect to the application of the principles pertaining to conflicts of laws.

                  (g) HEADINGS. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                  (h) PRONOUNS. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the context may require.

                  (i) CONSTRUCTION. The parties hereto and their respective legal counsel participated in the preparation of this Agreement; therefore, this Agreement shall be construed neither against nor in favor of any of the parties hereto, but rather in accordance with the fair meaning thereof.

                  (j) SURVIVAL. The representations, warranties, and indemnification obligations of the parties hereunder and in any instrument or other document delivered pursuant hereto shall survive the consummation of the transactions contemplated by this Agreement.

                  (k) SEVERABILITY. The invalidity, illegality or unenforceability of any provision or provisions of this Agreement will not affect any other provision of this Agreement, which will remain in full force and effect, nor will the invalidity, illegality or unenforceability of a portion of any provision of this Agreement affect the balance of such provision. In the event that any one or more of the provisions contained in this Agreement or any portion thereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, this Agreement shall be reformed, construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein.

                  (l) ENFORCEMENT. Should it become necessary for any party to institute legal action to enforce the terms and conditions of this Agreement, the successful party shall be awarded reasonable attorneys' fees, expenses and costs, at all trial and appellate levels. Any suit, action or proceeding with respect to this Agreement shall be brought in the courts of Miami-Dade County in the State of Florida or in the U.S. District Court for the Southern District of Florida. The parties hereto hereby accept the exclusive jurisdiction of those courts for the purpose of any such suit, action or proceeding.

                  (m) JURISDICTION; VENUE. The parties hereto submit to personal jurisdiction in the courts located in Miami-Dade County. Venue for any such action, in addition to any other venue permitted by statute, shall be Miami-Dade County, Florida. The parties hereto hereby irrevocably waive, to the fullest extent permitted by law, any objection that any of them may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any judgment entered by any court in respect thereof brought in Miami-Dade County, Florida, and hereby further irrevocably waive any claim that any suit, action or proceeding brought in Miami-Dade County, Florida, has been brought in an inconvenient forum.

                  (n) REMEDIES. The parties hereto acknowledge and agree that any party's remedy at law for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and such breach or threatened breach shall be per se deemed as causing irreparable harm to such party. Therefore, in the event of such breach or threatened breach, the parties hereto agree that, in addition to any available remedy at law, including but not limited to monetary damages, an aggrieved party, without posting any bond, shall be entitled to obtain, and the offending party agrees not to oppose the aggrieved party's request for, equitable relief in the form of (i) specific enforcement, (ii) a temporary restraining order, (iii) a temporary or permanent injunction, or (iv) any other equitable remedy that may then be available to the aggrieved party.

                  (o) BINDING NATURE AND INUREMENT. This Agreement shall be binding upon and shall inure to the benefit of any successors, assigns, heirs, executors, administrators, and personal representatives of the parties hereto.

                  (p) NO THIRD-PARTY BENEFICIARIES. No person shall be deemed to possess any third-party beneficiary right pursuant to this Agreement. It is the intent of the parties hereto that no direct benefit to any third party is intended or implied by the execution of this Agreement.

                  (q) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto, individually or through their duly authorized officers, as the case may be, have executed this Agreement as of the date first written above.

                                 "5TH AVENUE"

                                 5TH AVENUE CHANNEL CORP., a Florida corporation

                                 By: /s/ Melvin Rosen
                                     ------------------------------------------
                                          Melvin Rosen, President

                                 "IBC"

                                 INTERNATIONAL BROADCAST CONSULTANTS OF AMERICA, Inc., a Florida corporation

                                 By:           /s/ Eric Lefkowitz
                                     ------------------------------------------
                                          Eric Lefkowitz, President

                                 By:           /s/ Ivan Rothstein
                                     ------------------------------------------
                                          Ivan Rothstein, Vice President

                                 "LEFKOWITZ"

                                               /s/ Eric Lefkowitz
                                     ------------------------------------------
                                          Eric Lefkowitz, Individually

                                 "ROTHSTEIN"

                                               /s/ Ivan Rothstein
                                     ------------------------------------------
                                          Ivan Rothstein, Individually